U.S. Securities and Exchange Commission
                     Washington, D.C. 20549

                           Form 10-KSB

(Mark One)

[ X ]   ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
        EXCHANGE ACT OF 1934
        For the fiscal year ended September 30, 2002

[   ]   TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934
        For the transition period from _______ to _______
        Commission file number ______________

                          b-Fast Corp.
          ----------------------------------------------
          (Name of small business issuer in its charter)

             Louisiana                            72-0385274
--------------------------------              -------------------
   (State or other jurisdiction                (I.R.S. Employer
of incorporation or organization)             Identification No.)

        660 Newtown-Yardley Road
          Newtown, Pennsylvania                           18940
----------------------------------------               ----------
(Address of principal executive offices)               (Zip Code)

                          (215) 860-5600
                    -------------------------
                    Issuer's telephone number

Securities registered under Section 12(b) of the Exchange Act:

Title of each class _______. Name of each exchange on which registered None

Securities registered under Section 12(g) of the Exchange Act:

                 Common Stock (without par value)
                 --------------------------------
                         (Title of Class)

         Series A Cumulative Convertible Preferred Stock
(without par value)
         -----------------------------------------------
                         Title of class

Check whether the registrant (l) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [   ]    No [ X }

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any
amendment to this Form 10-KSB.     [X]

State issuer's revenues for the year ended September 30, 2002.
$2,805,600

State the aggregate market value of the voting stock held by non-affiliates as of May 30, 2003.

     -  Common Stock (without par value)                  $79,323
        (1) See Note Below

     -  Series A Cumulative Convertible Preferred Stock   $11,381
        (2) See Note Below


(1)  Based upon the average bid and asked prices of b-Fast's
     Common Stock as of May 30, 2003.

(2)  Based upon the average bid and asked price of b-Fast's
     Series A Cumulative Convertible Preferred Stock as of
     May 30, 2003.

State the number of shares outstanding of each of the Company's classes of common equity as of May 30, 2003:

     -  Common Stock (without par value) 7,998,052 shares.



                              PART I

Forward-Looking Statements

     Certain statements in this report are forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995. Actual results may differ materially from those indicated in such statements due to a number of factors, including changes in customer spending patterns and in demand for aviation fuel.

     Additional factors that may affect our business and financial results are the effect of planned and unplanned outages on our operations; the potential impact of strikes or work stoppages at facilities of our customers and suppliers; the sensitivity of our results to relatively small changes in the prices we obtain for our products; competition; the consolidation of many of our customers and suppliers; the costs associated with environmental controls and remediation expenditures and the uncertainty of future environmental control requirements; availability and prices associated with raw materials, supplies, utilities and other services and items required by our operations; employment matters; our ability to obtain new capital at reasonable costs and terms; and the effect of existing and possible future lawsuits against us. The forward-looking statements included in this document are based on information available to us as of the date of this report, and we assume no obligation to update any of these statements.

Item 1.  Description of Business

GENERAL DEVELOPMENT OF BUSINESS

     b-Fast Corp. ("b-Fast"), founded in 1948, was incorporated in Louisiana under the name "Pan-Air Corporation". In 1980, we changed our name to "Aero Services International, Inc.". In September 1999, we again changed our name to "b-Fast Corp." b-Fast's corporate office is located at 660 Newtown-Yardley Road, Newtown, Pennsylvania, 18940, and its telephone number is 215-860-5600.

     We supply ground support services for general aviation aircraft at the Harrisburg International Airport located in Middletown, Pennsylvania. Our facility is more commonly referred to as a "Fixed Base Operation" or "FBO". We provide on demand "line services" for the general aviation fleet that includes the fueling, ground handling and storage of aircraft along with the subleasing of hangar and office space to tenants. In conjunction with general aviation activities, we also provide, on a contractual basis, ground support services for commercial airlines. These services primarily include fueling and de-icing.

During fiscal year 1999, b-Fast entered into several transactions involving the auto racing industry, all of which were anticipated to diversify the business risks associated with our then dependency on general aviation services. During fiscal year 2002, these transactions have produced a major source of our cash flow, amounting to $1,279,000. We expect that they will also produce a major source of our cash flow in fiscal year 2003.

SIGNIFICANT TRANSACTIONS

     During fiscal 1994, Triton Energy Corporation ("Triton") b-Fast's then principal shareholder and creditor, sold all of the b-Fast indebtedness, common stock and a large portion of b-Fast's Series A Cumulative Convertible Preferred Stock ("Series A Stock") to Transtech Holding Co., Inc. ("Transtech"). See Item 12 for additional information.

Transtech is a holding company owned and managed by individuals with management experience and ownership (direct and indirect) of other FBOs. At the same time as the sale described in the preceding paragraph, R. Ted Brant or after his death on June 28, 2000, the estate of R. Ted Brant (in both instances, "Brant"), Bobby R. Adkins ("Adkins"), and Maurice Lawruk ("Lawruk") were named directors of b-Fast (the "New Board"). At the same time, Transtech agreed to forgive a portion of the debt ($2,723,000), eliminate accrual of interest on the debt from b-Fast through November 1994, and to forebear for three years collection of the remaining $14,882,000 of principal debt to the extent that payments would exceed 50% of b-Fast's available cash flow.

     In April 1995 after a series of sales of existing FBOs designed to improve liquidity, b-Fast purchased 100% of the stock of Mountain State Flight Services, Inc. ("Mountain State"), a West Virginia corporation. Mountain State operated the sole FBO at the Morgantown, West Virginia airport. Brant was a shareholder and President of Mountain State at the time of purchase.

     In November 1997 we began FBO operations at Harrisburg International Airport in Middletown, Pennsylvania under the terms of a five year lease with the Commonwealth of Pennsylvania signed in July of that year. On May 1, 2002 we executed a new five year lease with the Susquehanna Area Regional Airport Authority, a Pennsylvania municipal authority. Under the terms of the new lease we have relocated our FBO to a better location on the airport and into a larger facility.

     During 1998, we began exploring investments in other business opportunities not related to the aviation industry. To this end, b-Fast, together with Brant, formed a limited liability company named RTB/AS, L.L.C. ("RTB/AS") in January 1999. The purpose of this company is to invest in the auto racing industry. We own a 99% interest in RTB/AS and Brant owns a 1% interest with 100 % voting rights. As of October 1, 2001, our investment in RTB/AS is being accounted for using the equity method.

     During 1998, the Board approved a $500,000 line-of-credit, increased to $1,500,000 as of March 1, 1999, and further increased to $1,800,000 in May, 1999, for Brant Motorsports, Inc. ("Inc.") a venture involved in the auto-racing business which promoted race cars and sold advertising. The interest rate on the line of credit is prime less 1%. Inc. is owned 100% by Brant. (See, "Item 12 - Certain Relationships and Related Transactions" for additional information.) At September 30, 1999, management determined that all amounts due on the line of credit, outstanding interest and additional advances made to Inc. were not collectible. Therefore, we have reserved amounts totaling $1,911,000 as of September 30, 1999.

     In June 1999, we acquired a 50% non-voting interest in Brant Motorsports, LLC, ("LLC"), a Delaware limited liability company, with Brant owning a 50% voting interest. In January 2000, as part of a restructuring of its operations and finances, Inc. transferred all of its assets and liabilities to LLC. The transfer offered an opportunity for us to collect on the indebtedness of Inc. In connection with the transfer of the indebtedness from Inc. to LLC, Inc. obtained forbearance from us from collection on all amounts outstanding.

     On March 11, 1999 we sold our FBO at Chicago's Midway Airport to Atlantic Aviation Flight Support, Inc. for $17,750,000 plus the assumption of certain debt of approximately $1,012,000.
 During 1999, b-Fast contributed $9,875,000 to RTB/AS from the proceeds of this sale. RTB/AS acquired an After Tax Economic Interest ("ATEI") in Brant's 30% ownership interest in an auto racing entity for $4,275,000.

     On June 28, 2000, Brant died unexpectedly. On July 11, 2000, Lawruk was elected Chairman of the Board to replace Brant.
 Also, on the same date, the Board elected Adkins as President and Chief Executive Officer and appointed Richard W. Brant, MD, the son of Brant, as a Director.

     On October 31, 2000, we sold our FBO at Morgantown, West Virginia to the City of Morgantown for $150,000 and the release of b-Fast from certain obligations to that City. Even as the only FBO on this airport, the traffic volume at this airport made it difficult for the FBO to be consistently profitable.

BUSINESS OF ISSUER

     We supply ground support services to corporate and other general aviation aircraft at an FBO located at the Harrisburg International Airport, in Middletown, Pennsylvania. We provide line services, subcontracts maintenance and repairs of aircraft, and leases hangar space to various tenants. We also provide ground support services (including fueling) to commercial airlines, air freight carriers and overnight courier services. Over the past several years we entered into certain transactions that are directly and indirectly related to motorsports and auto racing. These transactions yielded a substantial portion of our cash flow in the last fiscal year.

Line Services

     Line services are ground support services that facilitate the day-to-day operation of aircraft. The primary line services we render are aircraft fueling, handling, cleaning, towing, tie-down and aircraft hangar storage. In connection with these services, we provide amenities for the passengers and crews of the aircraft, such as passenger and pilot lounges, flight planning assistance and weather information facilities, conference facilities, arranging of travel and hotel accommodations, aircraft catering and ground transportation.

     Our line service customers are primarily owners and operators of corporate aircraft, including those based at our Harrisburg facility and others that are transient. The business of providing line services is highly competitive.

Hangar Leasing

     We lease hangar and ramp (tie down) space to customers whose aircraft are based at our Harrisburg facility and to various aviation related businesses. Leases of hangar space vary in duration and are most often associated with line service customers who operate corporate and private aircraft.

Commercial Airline Services

     Commercial airline ground support services are provided to airlines and regional air carriers on a contractual basis at the Harrisburg FBO. Services provided include aircraft fueling and de-icing. In commercial airline fueling, we receive a fee for transporting fuel owned by the airline from a storage facility and pumping the fuel into the airline's aircraft.

SUPPLIES

     51% of our sales during the fiscal year ended September 30, 2002 was derived from the sale of fuel. The availability of an adequate supply of fuel, particularly jet fuel, is critical to our operations. In order to develop a more stable fuel supply arrangement, we entered into a fueling agreement with Avfuel Corporation beginning in October 1998. Management believes that our present allocations of fuel and other supplies are adequate to meet overall demand for the foreseeable future. Supplies could be interrupted, curtailed or allocated to other providers of fuel services for a variety of reasons, including, but not limited to, a refinery shutdown, severe weather or war.

RESEARCH AND DEVELOPMENT:  NEW PRODUCTS

     The nature of our business is service related with no amounts of money devoted to research and development or new products.

ENVIRONMENTAL PROTECTION

     Our business operations previously involved the storage, handling and sale of aviation fuel utilizing underground storage tanks ("USTs") at various facilities, most recently being the FBO at Chicago that was sold in March 1999. The FBO at Harrisburg International Airport uses above ground storage tanks. While these tanks also may leak or otherwise bend to environmental issues, identification of a problem generally is easier, given the tank is not below ground. In general however, our operations are subject to a number of federal, state and local environmental laws and regulations, that govern the use of hazardous substances, including the storage and sale of aviation fuels, and also including regulations of USTs.

     While b-Fast believes that all EPA problems have been identified and where required adequately provided for in its financial statements, we realize that additional and potentially substantial environmental liabilities may arise in the future. We do not anticipate experiencing any competitive disadvantage because the entire industry is subject to these regulations. (See "Note H. Item 3. - Commitments and Contingent Liabilities - Environmental Matters").

     We do not presently maintain insurance covering losses associated with environmental contamination. As of May 31, 2003, we are aware of three potential claims for environmental contamination. The first site involves a formerly operated facility in North Carolina where we may be liable (jointly with others) for cleanup of a fuel farm. Our liability in the matter is limited to $47,000. The second claim involves a site (sold in June 1988) in Wisconsin where we believe we have substantially completed the cleanup and are in the process of reaching closure.
 Costs of the Wisconsin cleanup are substantially borne by a Trust Fund of the State of Wisconsin. The third site involves a facility in Illinois which was sold by us in 1999. At the time of the sale, we established an escrow fund of $390,000 to provide for any cleanup which may be necessary when the fuel tanks are later removed. This escrow fund expired in March 2002 and $445,000 was returned to us.

     We may be subject to added exposure on environmental issues either because new situations of contamination are discovered and/or because the regulatory environment becomes more burdensome. Nonetheless, we have taken reasonable steps to accurately estimate future expenses required by compliance with environmental regulations. Based on all information available to date, and further based on existing regulations, we believe we have established sufficient accruals to meet our estimated identified obligations.

GOVERNMENT CONTRACTS

     b-Fast does not have any contracts with the Government that are subject to renegotiation of profits.

COMPETITION

     The FBO industry is highly competitive and there are in excess of 3,500 FBOs nationwide. Some of b-Fast's competitors are highly experienced operators and have greater resources than we do. The nature of the business is such that the competition is not necessarily confined to the same airport but extends to other airports, due to the mobility of aircraft.

EMPLOYEES

     As of May 31, 2003, we had 26 full-time and 5 part-time employees. None of our employees is represented by a union.

Item 2.  Description of Properties

     b-Fast's corporate headquarters are located at 660 Newtown-Yardley Road in Newtown, Pennsylvania. We operate a general aviation services facility, commonly referred to as a FBO, at Harrisburg International Airport under the terms of a lease agreement with the regional airport authority. The current lease expires May 31, 2007.

     Our other principal properties are (1) leasehold improvements, such as hangars and fuel storage facilities;
(2) equipment, such as tugs, ground support and other vehicles and shop equipment; and (3) inventories of fuel, and equipment. We consider that, in general, our physical properties (including machinery and equipment) are well maintained, in good operating condition and adequate for their purposes.

Item 3.  Legal Proceedings

     b-Fast is aware of only one action pending against us. That matter, initiated by the taxing authority of the State of New York is discussed in more detail in the following paragraph. In addition, it is possible that there are unasserted, potential claims against us. Such claims may be asserted in the future.
It is not uncommon for us to encounter litigation as a result of general business operations.

     From December 1994 through December 1996, b-Fast received quarterly tax assessments from the State of New York for periods from September 1991 through November 1993 (collectively, the "Assessments"). We ceased doing business in New York in November 1993. The Assessments resulted from an audit performed in September 1994, and originally totalled approximately $1,668,000 including penalties and interest. We have recorded a charge of $1,668,000 for principal ($850,000) and interest and penalties thereon ($818,000) in fiscal years prior to September 30, 2000. We timely filed appeals of all the Assessments as they were received. On November 7, 2001, an Administrative Law Judge sustained the Assessments, together with penalties and interest.
 We appealed this decision. On September 12, 2002, the State of New York, Tax Appeals Tribunal affirmed the Administrative Law Judge and sustained the assessments, together with additional penalties and interest for a total amount of $2,277,000. On January 10, 2003, the Company's period of appeals expired. Therefore, we have recorded an additional expense of $610,000 in fiscal 2002. The liability is recorded as accrued expenses in the financial statements at September 30, 2002. We intend to utilize the Offer in Compromise Program established by the New York State Department of Taxation and Finance to possibly resolve the liability at a reduced amount. We are unable to predict if efforts at compromising the liability will be successful, and if so, what the final liability may be.

Item 4.  Submission of Matters to a Vote of Security Holders

     An annual meeting of shareholders was held on September 18, 2002 in Harrisburg, Pennsylvania for the purposes of electing directors and ratifying the appointment of WithumSmith+Brown, P.C. as the independent accountant for b-Fast. All of the current directors were re-elected for a one year term and the appointment of WithumSmith+Brown, P.C. was ratified.

     An annual meeting of shareholders was held on September 23, 1999 in Harrisburg, Pennsylvania for the following purposes: to elect directors; to ratify the amendment to the Articles of Incorporation to increase the authorized Common Stock from 15 million to 60 million shares; to ratify the exchange of all of the issued and outstanding Series A Stock into Common Stock at a rate of eight shares of Common Stock for each share of Series A Stock for every holder other than Transtech, and four shares of Common Stock for each share of Series A Stock held by Transtech; to ratify the issuance of 12,507,000 shares of Common Stock, in consideration of the forgiveness by Transtech of $6,253,5000 of indebtedness owed to Transtech by b-Fast; and to ratify the change in our name from Aero Services International, Inc. to b-Fast Corp.

     b-Fast has yet to implement the exchange of the Series A Stock; and the issuance of the shares of Common Stock in consideration or the forgiveness of indebtedness by Transtech (collectively, the "Proposals") approved by the shareholders at that meeting. We do not currently have sufficient registered Common Stock to effect the Proposals. Until we are current with our reporting obligations under the Securities Exchange Act of 1934, as amended ("1934 Act"), additional registered Common Stock cannot be issued and the Proposals cannot be implemented. We plan to complete all necessary filings in order to enable b-Fast to effect the registration of additional shares of Common Stock and to be in compliance with the 1934 Act. (See, "Note C - Going Concern.")



                             PART II

Item 5.  Market for Common Equity and Related Stockholder
         Matters.

(a)  PRICE RANGE OF COMMON STOCK

     Our Common Stock is traded in the "pink sheets" under the symbol BFTC.

     The following table sets forth the high and low bid prices of the common stock for the periods indicated. The bid prices represent inter-dealer quotations, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

  COMMON

                                                       HIGH   LOW
                                                        .11   .11
Fiscal Year 2002:
  First Quarter                                         .30   .11
  Second Quarter                                        .15   .10
  Third Quarter                                         .15   .06
  Fourth Quarter                                        .10   .06

Fiscal Year 2001:
  First Quarter                                         .35   .20
  Second Quarter                                        .25   .11
  Third Quarter                                         .45   .13
  Fourth Quarter                                        .40   .21

(b)  APPROXIMATE NUMBER OF EQUITY SECURITY HOLDERS

     As of May 31, 2003 there were approximately 602 record holders of the Common Stock. Included in the number of stockholders of record are stockholders who have chosen to have their shares held in "nominee" or "street" name. We do not know how many additional shareholders are so represented.

(c)  DIVIDENDS

     Dividends on the Series A Stock are cumulative from the date of issue and payable quarterly, except in certain circumstances as defined in the articles of incorporation. Under b-Fast's current circumstances, we are not required or may not pay such dividends on Common Stock or Series A Stock. Additionally, a credit facility with an affiliate signed in December 1989 prohibits the payment of any dividends on Common stock without the prior written approval of the lender. Cash dividends and certain other distributions on Common Stock are also prohibited unless all accrued dividends on the Series A Stock have been paid. Therefore, we have not paid cash dividends on its Series A Stock or Common Stock. We do not anticipate that we will pay any cash dividends in the foreseeable future.

Item 6.  Management's Discussion and Analysis or Plan of
         Operation

Results of Operations

     The following table presents, as a percentage of net sales, certain selected financial data for the Company for the periods indicated.

                                                    YEAR ENDED
                                                   SEPTEMBER 30,
                                                 ----------------
                                                  2002      2001
                                                 ------    ------
                                                 111.1%    111.1%
Net Sales                                        100.0%    100.0%
Cost of Sales                                     38.6      47.4
Departmental costs                                73.8      62.1
Administrative costs                              25.7      24.2
Equity in income of unconsolidated subsidiary     (8.4)        -
Interest expense                                  38.7      56.2
Other income (expense) including fuel taxes      (22.0)      0.7
Income tax expense                                 -        11.1
Net loss                                         (90.4)   (100.2)

     The results of operations are presented for the years ended
September 30, 2002 and 2001. Income and expenses not related to a specific location are shown as Corporate.

                                        September 30, 2002
                                ---------------------------------
                                  (Dollar amounts in thousands)
                                HARRISBURG   CORPORATE     TOTAL
                                ----------   ---------   --------
NET SALES                         $2,766      $    40    $ 2,806

COSTS AND EXPENSES
Cost of Sales                      1,036           48      1,084
Departmental Costs                 1,429          643      2,072
Administrative Costs                  73          648        721
                                  ------      -------    -------
Income (Loss) from
  operations                      $  228      $(1,299)   $(1,071)
                                  ======      =======    =======

                                  September 30, 2001
                    ---------------------------------------------
                            (Dollar amounts in thousands)
                    HARRISBURG   MORGANTOWN   CORPORATE    TOTAL
                    ----------   ----------   ---------   -------
                      $1,111        $111       $1(111)    $1,111)
NET SALES             $2,424        $122       $  165     $2,711

COSTS AND EXPENSES
Cost of Sales          1,052          78          155      1,285
Departmental Costs     1,289          32          362      1,683
Administrative Costs      81           9          565        655
                       -----        ----       ------     -------
Income (Loss) from
  operations          $    2        $  3       $ (917)    $ (912)
                      ======        ====       ======     ======

Comparison of the Years Ended September 30, 2002 and 2001

     Sales for the year ended September 30, 2002 increased by $95,000 from net sales for the year ended September 30, 2001. Sales at the Harrisburg FBO increased $342,000 while the sale of the Morgantown FBO in October 2000 produced a sales decrease of $122,000, and the sale of the Citation aircraft in January 2002 produced a decrease in aircraft charter sales of $125,000. Landing fees collected at the Harrisburg FBO increased 26% in fiscal year 2002, which is indicative of an increase in general aviation traffic at the airport. Since we operate the only FBO on the airport, the increased traffic resulted in increased sales.

     Costs of sales as a percentage of sales decreased 9% in fiscal year 2002. Two of the major reasons for this decrease are, (1) that $113,000 of increased sales at the Harrisburg FBO are in categories that have no direct cost of sales, such as into-plane fueling fees and, (2) the margin on fuel sales, which account for 51% of total sales, was increased by 5% to 39% in fiscal year 2002 because of increased selling prices during the year.

     Departmental costs increased $389,000 in fiscal 2002, of which $314,000 is due to an EPA expense reimbursement that reduced these costs in fiscal year 2001. The largest increase during fiscal 2002 was $107,000 in insurance expense, and the sale of Morgantown in fiscal 2001 reduced departmental costs $32,000. Increases of $72,000 in payroll and benefits were offset by reductions in other expenses, such as equipment rental and maintenance and repairs.

     Administrative costs increased $66,000 in fiscal 2002. The largest increase was $111,000 in directors and auditing fees. $33,000 of this amount resulted from the Board of Directors decision in May 2002 to begin compensation of directors. Such compensation had been suspended since 1994. Legal fees increased $61,000. These increases were offset by reductions in travel expenses of $38,000 and depreciation expenses of $27,000 resulting from the sale of the Citation aircraft. Also, the change in the method of accounting for RTB/AS as of October 1, 2001 from the consolidation method to the equity method produced a $48,000 decrease in administrative costs.

     Equity in income of unconsolidated subsidiary of $237,000 is our share of the earnings of RTB/AS, as recorded using the equity method. This is the first year in which we have recorded such income, because in prior years we had consolidated this entity.

     Interest expense decreased $438,000 during fiscal year 2002. The major factor was the lower prime rate. At the beginning of fiscal year the prime rate was 9.5% and declined periodically through the year to 6%. By December 2001, the prime rate was 4.75%, exactly one-half of what it was at the beginning of fiscal 2001. It remained at that rate through fiscal 2002.

     As a result of the additional assessment notice received from the state of New York, we recorded an additional $610,000 of fuel tax assessment (penalties and interest) in 2002. There was no such charge in 2001.

Liquidity and Capital Resources

     During fiscal 2002, our principal source of cash was the return on our auto racing industry investment. We expect this trend to continue in fiscal 2003. For the year ended
September 30, 2002, operating activities used $1,642,000 in cash, while return on investments in unconsolidated subsidiary and affiliated entities produced $1,279,000. The decrease in restricted cash produced $441,000, some of which was used to reduce accounts payable by $53,000. The sale of the Citation aircraft produced $730,000, of which $636,000 was used to pay off the associated debt. For the year, cash provided by investing activities was exceeded by cash used in operating and financing activities by $121,000 to leave us with $148,000 at September 30, 2002. Working capital decreased by $574,000 to a deficit of $2,460,000 primarily because of a $610,000 increase in the accrual of interest and penalties due on the New York fuel tax. With the exception of this accrual, working capital has not increased or decreased significantly because Transtech has agreed to defer payment of accumulated interest and debt until January 2004. Historically, b-Fast has obtained deferrals from Transtech, and has no reason to believe it will be unable to do so in the future. As such, these amounts are reflected as long-term obligations in the consolidated financial statements.

     The accompanying financial statements have been prepared assuming that b-Fast will continue as a going concern. As discussed in "Note C -- Management's Plans," b-Fast has sustained a net loss of $2,537,000 for the year ended September 30, 2002, and has deficiencies in working capital and stockholders' equity of $2,460,000 and $21,971,000 respectively, at September 30, 2002, all of which raise substantial doubt about its ability to continue as a going concern.

Management's plans consist of the following:

     We are exploring investments in other business opportunities not related to the aviation industry. To this end, b-Fast, in conjunction with Brant formed RTB/AS in January, 1999. The purpose of this company is to invest in the auto racing industry.
 During fiscal 1999 we made a capital contribution totaling $9,875,000. As part of the RTB/AS transaction, b-Fast purchased an ATEI in Brant's 30% ownership interest in an auto racing entity. The ATEI is defined as dividends and other distributions minus all of the applicable income taxes of Brant from his 30% ownership interest in the auto racing entity. Upon Brant's death on June 28, 2000, his 30% ownership in the auto racing entity became part of the R. Ted Brant estate as did his partnership interest in RTB/AS. By the end of December 2002, the estate was settled and the ownership passed to his widow, Kathryn Brant. We received $1,279,000 of cash distributions from RTB/AS during fiscal 2002 for which we reduced our investment account accordingly. The distributions from RTB/AS represent a substantial portion of b-Fast's cash flow.

     The shareholders have authorized the issuance of additional shares of common stock, no par value, in consideration of the forgiveness by Transtech of $6,253,000 of indebtedness owed to Transtech by the Company. The Company currently does not have sufficient registered common stock to effect this proposal. The Company also plans to exchange the Company's Series A Cumulative Convertible Preferred Stock into Common Stock , no par value, at a rate of eight shares of Common Stock for every one share of Preferred Stock for every holder other than Transtech Holding Company, Inc., and four shares of Common Stock for every one share of Preferred Stock for Transtech. However, until the Company is current with its reporting obligations under the Securities Exchange Act of 1934, as amended ("1934 Act"), additional registered shares of common stock will not be issued and these proposals cannot be implemented. The Company plans to complete all necessary filings in order to enable the Company to effect the registration of additional shares of common stock and to be in compliance with the 1934 Act.

     The net loss for fiscal 2002 was $2,537,000. Cash flows used in operating activities amounted to approximately $1,642,000. Cash provided by investing activities was $1,783,000 during fiscal 2002. Return on investments in unconsolidated subsidiary and repayment of advances to affiliated entity of $1,279,000, proceeds from the sale of the Citation aircraft of $95,000 and return of restricted cash of $441,000 were reduced by the purchase of $32,000 of property and equipment. Cash used in financing activities was $262,000 during fiscal 2002, primarily from the principal payments of long term debt-affiliate of $114,000.

     For a comparison of fiscal 2002 to fiscal 2001, see the Consolidated Statements of Cash Flows.

Application of Critical Accounting Policies

     b-Fast Corp.'s financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The methods, estimates, and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. The Securities and Exchange Commission has defined critical accounting policies as policies that involve critical accounting estimates that require (i) management to make assumptions that are highly uncertain at the time the estimate is made, and (ii) different estimates that could have been reasonably used for the current period, or changes in the estimates that are reasonably likely to occur from period to period, which would have a material impact on the presentation of our financial condition, changes in financial condition or in results of operations. Based on this definition, our most critical policies include: investment accounting, allowance for doubtful accounts and long-lived assets. We discuss these policies further below, as well as the estimates and management's judgments involved. We believe these policies either do not generally require us to make estimates and judgments that are as difficult or subjective, or it is less likely that they would have a material impact on our reported results of operation for a given period.

     The Company uses the equity method of accounting for their investment in an unconsolidated subsidiary. The Company exercises significant influence by maintaining the entity's checkbook, accumulating data for tax returns and having the President and Chief Executive Officer serve as the manager of the unconsolidated subsidiary.

     The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and an assessment of economic risk as well as the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than our historical experience, our estimates of recoverability of amounts due us could be adversely affected.

     We estimate the useful lives of property and equipment in order to determine the amount of depreciation and amortization expense to be recorded during any reporting period. The majority of our equipment is depreciated over four to seven years. The estimated useful lives are based on historical experience with similar assets as well as taking into account anticipated technological or other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation in future periods. We review for impairment annually or when events or circumstances indicate that the carrying amount may not be recoverable over the remaining lives of the assets. In assessing impairments, we follow the provisions of Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," utilizing cash flows which take into account management's estimates of future operations.

Risks Related to Our Business

     We operate the FBO portion of our business in a highly competitive environment. Factors that may affect our business and financial results are the effect of planned and unplanned outages on our operations; the potential impact of strikes or work stoppages at facilities of our customers and suppliers; the sensitivity of our results to relatively small changes in the prices we obtain for our products; the consolidation of many of our customers and suppliers; the costs associated with environmental controls and remediation expenditures and the uncertainty of future environmental control requirements; availability and prices associated with raw materials, supplies, utilities and other services and items required by our operations; employment matters; our ability to obtain new capital at reasonable costs and terms; and the effect of existing and possible future lawsuits against us. The continued cash flow from our investment in RTB/AS is dependent on the continued strong public support of the auto racing and the resulting purchases of racing souvenirs such as model cars, hats and jackets.

     We have sold certain of our FBOs over the last seven years. Also, we resolved potential EPA liabilities at one location.
These sales will result in lower revenues not necessarily accompanied by a proportional decrease in costs, particularly general and administrative costs, many of which are relatively fixed and do not vary as a direct function of sales volume.

Impact of Inflation

     We do not believe that inflation has had any material impact upon our business or operations as we have generally been successful in passing along normal inflationary increases in costs to its customers. Unusual or excessively large increases in the price of fuel could also be passed along, subject to certain competitive situations, but overall demand would likely be reduced.

Environmental Issues

     During fiscal 2002 and 2001, we incurred minor clean-up/remediation expenses in complying with regulations. At September 30, 2002, our financial statements include accruals of $104,000 for expected future clean-up/remediation costs for existing known liabilities.

     Although the escrow for environmental remediation in connection with the sale of the Chicago FBO expired in March 2002 and the funds were returned, a contingent liability exists within the sales agreement. The agreement states that sellers shall pay 100% of buyers' expenses of remediation up to the first $390,000 and 50% of the next $390,000, for a maximum of $585,000. There have been no remediation expenses incurred to date, and we have no knowledge if and when any will be incurred.

Recent Accounting Pronouncements

     The FASB recently issued FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The new guidance resolves significant implementation issues related to FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted the provisions of SFAS No. 144 as of October 1, 2001 and the adoption of SFAS No. 144 had no impact on the Company's financial position or results of operations.

     In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 146, "Accounting for Exit or Disposal Activities" SFAS No. 146. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability be recognized when it is incurred and should initially be measured and recorded at fair value. This statement is effective for exit or disposal activities that are initiated after December 31, 2002 and management does not expect the adoption to have an impact on the Company's consolidated financial position or results of operations.

     In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Under Fin No. 45 recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end. The adoption of FIN No. 45 is not expected to have a significant impact on the Company's consolidated financial position or results of operations.

     In January 2003, the Financial Accounting Standards Board issued Interpretation on No. 46 "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities (VIE) created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to VIE's in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN No. 46 applies to public enterprises as of the beginning of the applicable interim or annual period. The adoption of FIN No. 46 is not expected to have a material impact on the Company's consolidated financial position, liquidity, or results of operations.

     In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The remaining provision of this statement are consistent with the Board's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of this relationship established between the holder and the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Since the Company has already classified it's Series A Cumulative Convertible Preferred Sock outside its stockholders' deficiency section, the Company does not believe that the adoption of SFAS 150 will have a material impact upon the Company's financial statements.

Item 7.  Financial Statements

     The response to this item is submitted as a separate Section
(S - Pages) of this report.

Item 8.  Changes In and Disagreements With Accountants on
         Accounting and Financial Disclosure

     On May 9, 2002 we terminated the engagement of BDO Seidman,
LLP ("BDO") as our independent auditor and appointed
WithumSmith+Brown, P.C. as the new auditor of our consolidated financial statements. This change was approved by the Board of Directors upon recommendation of the Audit Committee.

     BDO's report for the fiscal years ended September 30, 2001 and 2000 did not contain any adverse opinion, disclaimer of opinion, and was not qualified or modified as to any uncertainty of the audit's scope or accounting principles.



                             PART III

Item 9.  Directors, Executive Officers, Promoters and Control
         Persons:  Compliance with Section 16(a) of the Exchange
         Act.

     The Executive Officers and Directors of b-Fast are as follows:

Name                       Age   Position
----                       ---   --------
Maurice R. Lawruk           71   Chairman of the Board of
                                 Directors, and Director

Bobby R. Adkins(1)(2)       56   President and Chief Executive
                                 Officer and Director

Alice F. Buford(2)          54   Director

James R. Affleck, Jr.(1)    62   Director and Vice President,
                                 Assistant Treasurer, and
                                 Assistant Secretary

Richard W. Brant, M.D.      32   Director

Paul R. Slack               63   Chief Accounting   Officer,
                                 Controller, Treasurer and
                                 Secretary

(1)  Member of the Human Resources Committee

(2)  Member of the Audit Committee

     Except for directors elected by the Board to fill vacancies, all of the directors are elected at the Annual Meeting and hold office for a period of one year or until successors are elected and qualified. All of the above named directors, were elected at the September 18, 2002 Annual Shareholders Meeting.

     The officers are the Chief Executive Officer, President, Secretary, Chief Accounting Officer, Treasurer, and such other Vice Presidents as are elected by the Board. All of the officers are elected by the Board and serve at the pleasure of the Board.

     Maurice A. Lawruk was elected to the Board on May 20, 1994. Mr. Lawruk is Vice President of Valley Air and is on the Board of Directors of Transtech. Mr. Lawruk also serves as Chairman of the construction company which he founded in 1967. Mr. Lawruk previously served for eight years on the Pennsylvania Industrial Development Authority. On July 11, 2000, Mr. Lawruk was elected Chairman of the Board of Directors to replace Brant.

     Bobby R. Adkins was elected to the Board on May 20, 1994.
He was appointed as Chief Operating Officer in November 1995, a position formerly held by Wallace Congdon. Mr. Adkins is a member of the Board of Directors and the Vice President Operations of Transtech, and has served as Secretary and Treasurer of Valley Air Services, Inc. ("Valley Air") since 1989. Mr. Adkins holds Associate degrees in Accounting, Business Administration, and Law Enforcement, and is a licensed commercial pilot and certified flight instructor. On July 11, 2000, Mr. Adkins was elected President and Chief Executive Officer to replace Brant. The position of Chief Operating Officer vacated by Mr. Adkins was not filled.

     Alice F. Buford was elected to the Board on September 3, 1998. Ms. Buford is Secretary/Treasurer and fifty percent owner in a real estate development/management company, Appalachian Properties, Inc. Ms. Buford is also a shareholder and Secretary of Valley Air, and is a shareholder of Transtech.

     James R. Affleck, Jr. was appointed Assistant Treasurer in May 1994, and in March 1997 he was appointed Assistant Secretary and Vice-President. In August 1998 the members of the Board elected him as a director. Mr. Affleck's duties involve general oversight of cash management, insurance, human resources and benefit programs and investor relations.

     Richard W. Brant, MD was appointed to the Board on July 11, 2000. Dr. Brant received both a Bachelor of Arts and Doctor of Medicine degree from West Virginia University. He is a partner and managing member of Brant Medical Services, LLC, a medical consulting firm.

     Paul R. Slack was named Controller in May 1989.  In
February 1991, the Board appointed Mr. Slack as Chief Accounting
Officer and Controller. Subsequently, in November 1991 Mr. Slack was appointed Assistant Secretary. In May 1994, he was appointed
Treasurer and, in March 1997 he was appointed Secretary in addition to his other offices.

Item 10.  Executive Compensation

CASH COMPENSATION

     The following table shows the cash compensation paid to or accrued to, or for the benefit of, each of b-Fast's executive officers whose aggregate compensation exceeded $100,000 per annum for services rendered to us during the year ended September 30, 2002:

I.  SUMMARY COMPENSATION TABLE

                                           Annual Compensation
                                         ---------------------      All Other
Name and Principal Position              Year    Salary   Bonus   Compensation
---------------------------              ----    ------   -----   ------------
                                                   ($)     ($)         ($)
Bobby R. Adkins, President,(a)           2002   100,485    -0-         -0-
Chief Executive Officer                  2001   100,100    -0-       42,019

(a) Other compensation during 2001 is a fee for management of RTB/AS, which ceased being consolidated as of October 1, 2001.

COMPENSATION OF DIRECTORS

     The Board, in 1994, suspended indefinitely any compensation for Directors, and none had been paid to, or accrued for, any Director since that date. In May 2002 the Board voted to reinstate compensation for Directors effective May 1, 2002 at an annual rate of $12,000, plus $500 per meeting. Fees totaling $32,500 were paid to Directors through September 30, 2002.

III.  OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     Aggregate Option/SAR Exercises in Last Fiscal Year, and
Fiscal Year End Option/SAR Value

                                                                             Value of Unexercised
                                                   Number of Unexercised        In-the-Money
                                                  Options/SARs at FY-End   Options/SARs at FY-End
                                                  ----------------------   ----------------------
                     Shares Acquired     Value          Exercisable/            Exercisable/
Name                   on Exercise     Realized        Unexercisable           Unexercisable
----                 ---------------   --------        -------------           -------------
Bobby R. Adkins            -0-            -0-               0/0                  $0.00/$0.00

Item 11.  Security Ownership of Certain Beneficial Owners and
          Management

     The following tables set forth, as of September 30, 2002, except as otherwise indicated, information with respect to stock ownership of (i) each Director, (ii) each person known by b-Fast to own beneficially more than 5 percent of the outstanding Common Stock, (iii) each person known to us to own beneficially more than 5 percent of the outstanding Series A Stock, and (iv) all officers and Directors as a group. This information has been provided to b-Fast by the persons named below.

                             Amount and                Amount of
                              Nature of     Percent    Nature of
                             Beneficial    of Class    Beneficial   Percent of
    Name and                  Ownership       of       Ownership     Class of
   Address of                 of Common     Common    of Series A    Series A
Beneficial Owner              Stock(1)       Stock      Stock(1)     Stock(2)
----------------            ------------   --------   -----------   ----------
Transtech Holding
Company, Inc.               4,446,065(3)    51.85%     103,540(8)      71.8%
1331 12th Avenue
Suite 109
Gables Office Complex
Altoona, PA 16601

Alinco S.A.                   327,990(4)     4.1%
c/o Faust, Rabbach &
  Stanger
488 Madison Avenue
New York, NY 10022

Cesamar, S.A.                 327,990(4)     4.1%
c/o Faust, Rabbach &
  Stanger
488 Madison Avenue
New York, NY 10022

Project Bond Limited          327,990(4)     4.1%
c/o Faust, Rabbach &
  Stanger
488 Madison Avenue
New York, NY 10022

All Directors and                   0(5)     0.0%
  Officers as a group

----------------
(1) Except as otherwise noted, the shareholders listed exercise sole voting and investment power, subject to the community property laws where applicable.

(2) On or about June 30, 1988, the holders of the Series A Stock became entitled (pursuant to the articles of incorporation), voting separately as a class, to elect two directors, to serve on the Board in designated positions (the "Designated Directors") as a result of b-Fast's failure to pay six quarterly dividends on the Series A Stock. Under the articles of incorporation, the holders of Series A Stock cannot vote with Common Stock for the election of b-Fast's directors while entitled to elect directors to serve as Designated Directors.

(3)  During December 1998, Transtech purchased all of the
     Series A Stock previously held by Triton.

(4) Alinco S.A., Cesamar, S.A., and Project Bond Limited consider themselves a "group" within the meaning of SEC
     Rule 13d.

(5) This amount does not include common stock owned by Transtech, whose principal owners include Maurice Lawruk and Bob Adkins, Chairman and President and CEO of b-Fast, respectively, and both Members of the Board. All previously issued stock options have expired.

Item 12.  Certain Relationships and Related Transactions.

EMPLOYMENT CONTRACTS

     No employee had employment contracts during 2002.

RELATED PARTY TRANSACTIONS

     In May 1994 Triton sold the majority of its equity in b-Fast to Transtech. (See "Note F - Long Term Debt-Affiliate.") At September 30, 2002, Transtech owned 51.9% of our common stock and 71.8% of b-Fast's preferred stock. b-Fast is also indebted to Transtech in the amount of $14,882,400, in the form of notes that were purchased from Triton. During Fiscal 2002, we made no payments on these loans, and $883,000 of interest expense was recorded against these loans of which none was paid. During fiscal year 2001, we made no payments on these loans, and $1,351,000 of interest expense was recorded against these loans of which none was paid. At September 30, 2002, we have $7,480,000 of accrued interest due to Transtech recorded on the balance sheet. On January 7, 2003, b-Fast entered into a Note Modification Agreement with Transtech whereby Transtech has agreed to extend the repayment terms on the principal and all accrued but unpaid interest thereon until March 20, 2004. As a result, the principal and accrued interest on these notes have been classified as long-term obligations at September 30, 2002.

     In July 1996 b-Fast purchased a 1975 Cessna Citation 500 aircraft owned by Brant for $708,000. As part of the purchase agreement b-Fast agreed to make monthly payments directly to Cessna Corporation on the existing loan. In August 1997 one of the airplane's engines required an overhaul which cost $240,000. Mr. Brant increased the note with Cessna by $200,000 and personally paid the additional $40,000, with the $240,000 being charged to a fixed asset account. At September 30, 2001, the balance of the loan due Cessna was $657,000. This obligation was satisfied when this aircraft was sold in January 2002.

     Prior to the purchase of the King Air, we periodically used an aircraft owned by Valley Air for travel by our employees, primarily management. Valley Air billed b-Fast an hourly rate based on flight time. The President and Chief Executive Officer of Valley Air is Lawruk. During 2001 we were billed $32,000 for use of the aircraft. We have not used the aircraft since March 2001.

     Lawruk has guaranteed repayment of b-Fast's debt obligation to Cessna Corporation on its 1979 Beechcraft King Air 200 airplane, which was acquired in March 2001.

     Brant, Lawruk and their respective spouses have guaranteed repayment of b-Fast's debt obligation to Avfuel Corporation, b-
Fast's fuel dealer. The amount of the obligation was $130,000 at September 30, 2002.

     During fiscal year 1998, the Board approved a $500,000 line-of-credit, later increased to $1,500,000 in March 1999, and to $1,800,000 in May 1999, for Inc., whose principal was Brant. The interest rate on the line of credit is prime less 1%. Inc. is pursuing an opportunity to potentially develop a NASCAR racetrack, exhibition site and sales facility (the "Project"). Inc. had an exclusive option to potentially develop the Project near the Pittsburgh International Airport. This option expired on December 31, 2001. Inc. is also evaluating other locations including but not limited to Youngstown, Ohio in which to potentially develop the Project. Retroactive to January 2000, Inc., transferred all of its assets, liabilities and rights relating to the Project to LLC under an assignment agreement dated October 2001. b-Fast acquired a 50% non-voting ownership interest in LLC in June 1999. Brant held a 50% voting interest.
 Given the significant losses incurred and the financial condition of Inc. management had determined that all amounts due from Inc. under the line of credit, for interest and additional advances were not collectible. As a result, we charged administration costs for $1,911,000 during fiscal year 1999. In fiscal 2001 and 2000, we made additional advances of $111,000 and $127,000, respectively in connection with the Project. Given the continued losses and the financial condition of Inc. management had determined that the additional advances were not collectible.
 As a result, b-Fast charged administration costs for $111,000 and $127,000 respectively, during fiscal years 2001 and 2000.
The consolidated balance sheet at September 30, 2002, includes a reserve for advances and loans to affiliates of $2,149,000.

     As of September 30, 2002, the Company has a payable to RTB/AS in the amount of $132,000 included on the balance sheet in accrued expenses-other.

     RTB/AS recorded $252,000 of interest income in fiscal 2002 related to a note receivable from Mrs. Brant. The balance of the note receivable as of September 30, 2002 was $4,265,000.

     See Note B to the consolidated financial statements -
Significant Transactions and Note G to the consolidated financial statements - Financing Arrangements for additional related party transactions.

     In prior years, Transportech, Inc., a wholly owned subsidiary of Transtech, advanced b-Fast $123,000. The unpaid balance at September 30, 2002 was $19,000.

     In January 2002, Adkins loaned the b-Fast $75,000, interest free. The loan was repaid in February 2002.

Item 13.  Exhibits and Reports on Form 8-K.

          (a)  Exhibits.  See Index of Exhibits annexed hereto.

          (b)  Reports on Form 8-K.  None.

Item 14.  Controls and Procedures

          (a) Evaluation of disclosure controls and procedures. Based on their evaluation as of a date within 90 days of the filing date of this Annual Report on Form 10-KSB, the Company's principal executive officer and principal financial officer have concluded that the Company's disclosure controls and procedures (as defined in Rules 13a-14(c) and 15d-14(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

          (b) Changes in internal controls. There were no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation. There were no significant deficiencies or material weaknesses, and therefore there were no corrective actions taken.



                           SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

June 24, 2003

                              b-FAST CORP.

                              BY:/s/ Bobby Ray Adkins
                                 --------------------------------
                                 Bobby Ray Adkins
                                 Chief Executive Officer and
                                   Director


                              BY:/s/ Paul R. Slack
                                 --------------------------------
                                 Paul R. Slack
                                 Chief Accounting Officer and
                                   Controller



     Pursuant to the requirements of the Securities Exchange Act of 1934, this report is signed below by the following persons in the capacities and on the dates indicated.

Signature                    Title                  Date

/s/ Maurice A. Lawruk
--------------------------
    Maurice A. Lawruk        Chairman of the        June 24, 2003
                               Board and Director

/s/ Bobby R. Adkins
--------------------------
    Bobby R. Adkins          Director               June 24, 2003

/s/ James R. Affleck, Jr.
--------------------------
    James R. Affleck, Jr.    Director               June 24, 2003

/s/ Alice F. Buford
--------------------------
    Alice F. Buford          Director               June 24, 2003

/s/ Richard W. Brant, M.D.
--------------------------
    Richard W. Brant, M.D.   Director               June 24, 2003



        CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT
       TO SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, Paul R. Slack, certify that:

1.  I have reviewed this annual report on Form 10-KSB of b-Fast
    Corp;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4. The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Registrant and we have:

    a) designed such disclosure controls and procedures to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

    b) evaluated the effectiveness of the Registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the
        "Evaluation Date"); and

    c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the Registrant's auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent functions):

    a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Registrant's ability to record, process, summarize and report financial data and have identified for the Registrant's auditors any material weaknesses in internal controls; and

    b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal controls; and

6. The Registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

 June 24, 2003

/s/ Paul R. Slack
--------------------------------
    Paul R. Slack
    Chief Accounting Officer



        CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT
       TO SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, Bobby Ray Adkins, certify that:

1.  I have reviewed this annual report on Form 10-KSB of b-Fast
    Corp;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this annual report;

4. The Registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Registrant and we have:

    a) designed such disclosure controls and procedures to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

    b) evaluated the effectiveness of the Registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the
        "Evaluation Date"); and

    c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the Registrant's auditors and the audit committee of Registrant's board of directors (or persons performing the equivalent functions):

    a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Registrant's ability to record, process, summarize and report financial data and have identified for the Registrant's auditors any material weaknesses in internal controls; and

    b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal controls; and

6. The Registrant's other certifying officer and I have indicated in this annual report whether or to there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

 June 24, 2003

/s/ Bobby Ray Adkins
-----------------------------------------
    Bobby Ray Adkins
    President and Chief Executive Officer



                          b-FAST CORP.
                     AND SUBSIDIARY COMPANIES
                           Form 10-KSB
                              Item 7

                  Index of Financial Statements

     The following consolidated financial statements of the Company and its subsidiaries required to be included in Item 7 are listed below:

                                                             Page

Report of Independent Auditors                               S-2

Consolidated Balance Sheet at September 30, 2002             S-4

Consolidated Statements of Operations for the years ended
  September 30, 2002 and 2001                                S-6

Consolidated Statements of Stockholders' Deficiency for
  the years ended September 30, 2002 and 2001                S-7

Consolidated Statements of Cash Flows for the years ended
  September 30, 2002 and 2001                                S-8

Notes to Consolidated Financial Statements                   S-10



                 REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
b-Fast Corp.
Newtown, Pennsylvania

We have audited the accompanying consolidated balance sheet of b-Fast Corp. and subsidiaries as of September 30, 2002, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of b-Fast Corp. and subsidiaries as of September 30, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note C to the financial statements, the Company has a working capital deficit of $2,460,000 and a stockholders' deficiency of $21,971,000 as of September 30, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                              /s/ WithumSmith+Brown, P.C.
Newtown, Pennsylvania
May 16, 2003



              (This page intentionally left blank.)



                  b-Fast Corp. and Subsidiaries
                    CONSOLIDATED BALANCE SHEET
                        September 30, 2002

(Dollar amounts in thousands)

ASSETS

CURRENT ASSETS
  Cash                                                     $  148
  Customer receivables, less allowance for
    doubtful accounts of $22  307
  Inventories  28
  Prepaid expenses and other current assets                   118
                                                           ------
TOTAL CURRENT ASSETS                                          601
                                                           ------
PROPERTY AND EQUIPMENT
  Transportation equipment                                  1,576
  Machinery and equipment                                     177
  Furniture and fixtures                                       87
  Leasehold improvements                                       38
                                                           ------
                                                            1,878
Less:  Accumulated depreciation
  and amortization                                            489
                                                           ------
PROPERTY AND EQUIPMENT, NET                                 1,389
                                                           ------
OTHER ASSETS
  Equity in unconsolidated subsidiary                       6,970
                                                           ------
TOTAL ASSETS                                               $8,960
                                                           ======

The accompanying notes are an integral part of these consolidated statements.



                  b-Fast Corp. and Subsidiaries
              CONSOLIDATED BALANCE SHEET - CONTINUED
                        September 30, 2002

(Dollar amounts in thousands)

LIABILITIES

CURRENT LIABILITIES
  Current maturities of long term debt-affiliate        $     19
  Current maturities of long term debt-other                 108
  Accounts payable-trade                                     153
  Accrued expenses
    Fuel taxes                                               850
    Interest and penalties - fuel taxes                    1,427
    Other                                                    504
                                                        --------
TOTAL CURRENT LIABILITIES                                  3,061
                                                        --------
LONG TERM OBLIGATIONS, less current maturities
  Affiliate debt                                          14,882
  Affiliate interest                                       7,480
  Other debt                                               1,383
                                                        --------
TOTAL LONG TERM OBLIGATIONS                               23,745
                                                        --------
COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK AND ACCRUED DIVIDENDS
  Series A Cumulative Convertible Preferred Stock -
    no par value - 500,000 shares designated - issued
    and outstanding 144,185 shares (liquidation
    preference - $4,125)                                   4,125
                                                        --------
STOCKHOLDERS' DEFICIENCY
  Preferred stock - authorized, 1,000,000 shares of
    no par value, 500,000 shares designated Series B
    Cumulative convertible preferred stock                     -
  Common stock - authorized, 60,000,000 shares of no
    par value; issued 8,070,052 shares; outstanding
    7,998,052 shares                                      10,705
  Additional paid-in capital                               3,919
  Accumulated deficit                                    (36,358)
                                                        --------
                                                         (21,734)
    Less:  Common stock in treasury (72,000 shares at
      cost)                                                  237
                                                        --------
TOTAL STOCKHOLDERS' DEFICIENCY                           (21,971)
                                                        --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY          $  8,960
                                                        ========

The accompanying notes are an integral part of these consolidated statements.



                  b-Fast Corp. and Subsidiaries
              CONSOLIDATED STATEMENTS OF OPERATIONS
                For the years ended September 30,

(Dollar amounts in thousands, except per share amounts)

<caption
                                                          2002         2001
                                                       ---------    ---------
NET SALES                                              $   2,806    $   2,711
                                                       ---------    ---------
COSTS AND EXPENSES
  Cost of sales                                            1,084        1,285
  Departmental costs, net of EPA expense
    reimbursements and impairment loss of $314 and
    $122, respectively in 2001                             2,072        1,683
  Administrative costs                                       721          655
                                                       ---------    ---------
                                                           3,877        3,623

LOSS FROM OPERATIONS                                      (1,071)        (912)

  Equity in income of unconsolidated subsidiary              237            -
  Interest expense - affiliates                             (902)      (1,415)
  Interest expense - other                                  (184)        (109)
  Interest and penalty - fuel taxes                         (610)           -
  Other income (expense), net                                 (7)          20
                                                       ---------    ---------
LOSS BEFORE INCOME TAXES                                  (2,537)      (2,416)
Income tax expense                                             -         (300)
                                                       ---------    ---------
NET LOSS                                                  (2,537)      (2,716)

Preferred dividends                                         (138)        (138)

Accretion of preferred stock                                   -          (38)
                                                       ---------    ---------
Net loss applicable to common stockholders             $  (2,675)   $  (2,892)
                                                       =========    =========
Net loss per share applicable to common stockholders:
  Basic and Dilutive                                   $    (.33)   $    (.34)
                                                       =========    =========
Weighted average shares outstanding:
  Basic and Dilutive                                   7,998,052    7,998,052
                                                       =========    =========

The accompanying notes are an integral part of these statements.



                          b-Fast Corp.
       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
         For the years ended September 30, 2002 and 2001

(Dollar amounts in thousands)

                                                                   Additional
                           Preferred Stock       Common Stock        Paid-In   (Accumulated    Treasury Stock
                           Shares   Amount     Shares     Amount     Capital     Deficit)     Shares   Amount     Total
                           ------   ------     ------    -------   ----------  ------------   ------   ------   ---------
Balance at
  September 30, 2000          -       $-     8,070,052   $10,705     $4,233      $(31,105)    72,000   $(237)   $(16,404)
Accretion of redeemable
  preferred stock             -        -             -         -        (38)            -          -       -         (38)
Dividends on
  preferred stock             -        -             -      (138)         -             -          -    (138)
Net loss                      -        -             -         -          -        (2,716)         -       -      (2,716)
                              _        _     ---------   -------     ------      --------     ------   ------   --------
Balance at
  September 30, 2001          -        -     8,070,052    10,705      4,057       (33,821)    72,000    (237)    (19,296)
Dividends on
  preferred stock             -        -             -      (138)         -             -          -    (138)
Net loss                      -        -             -         -          -        (2,537)         -       -      (2,537)
                              -        -     ---------    ------     ------      --------     ------   -----    --------
Balance at
  September 30, 2002          -       $-     8,070,052   $10,705     $3,919      $(36,358)    72,000   $(237)   $(21,971)
                              =       ==     =========   =======     ======      ========     ======   =====    ========


The accompanying notes are an integral part of these consolidated statements.



                    b-Fast Corp. and Subsidiaries
                CONSOLIDATED STATEMENTS OF CASH FLOWS
          For the years ended September 30, 2002 and 2001

(Dollar amounts in thousands)

                                                      2002         2001
                                                      ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
Net loss                                            $(2,537)     $(2,716)
Adjustments to reconcile net loss
  to net cash used in operating activities:
Depreciation and amortization                           166          211
Reserves on advances to affiliates, net                   -           18
Equity in income of unconsolidated subsidiary          (235)           -
Write-down of asset held for sale                         -          122
Gain on the sale of FBO operations                        -          (14)
Change in assets and liabilities:

 (Increase) decrease in accounts receivable            (136)         261
 Decrease in inventory                                    7           24
 (Increase) in prepaid expenses and other current
   assets                                               (57)         (25)
 (Decrease) in accounts payable-trade                   (53)        (311)
 Increase in accrued expenses                           319          103
 Increase in accrued interest - affiliate               884        1,351
                                                    -------      -------

Net cash used in operating activities                (1,642)        (976)

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------

  Purchase of property and equipment                    (32)        (162)
  Change in restricted cash                             441          (20)
  Return on investments in unconsolidated
    subsidiary and repayments of advances to
    affiliated entities                               1,279        1,324
  Proceeds from the sale of assets held for sale         95            -
  Proceeds from the sale of FBO operations                -          150
                                                    -------      -------

Net cash provided by investing activities             1,783        1,292
                                                    -------      -------


The accompanying notes are an integral part of these consolidated statements.



                    b-Fast Corp. and Subsidiaries
          CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
           For the years ended September 30, 2002 and 2001

(Dollar amounts in thousands)

                                                      2002         2001
                                                      ----         ----
CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
  Proceeds from issuance of long term debt-officer    $  75       $ 116
  Proceeds from issuance of long term debt-other          3           -
  Principal payments of long term debt-affiliate       (114)       (212)
  Principal payments of notes payable-other            (226)       (121)
                                                      -----       -----

Net cash used in financing activities                  (262)       (217)
                                                      -----       -----
Net increase (decrease) in cash and cash equivalents   (121)         99
Cash and cash equivalents at beginning of year          269         177
                                                      -----       -----
Cash and cash equivalents at end of year              $ 148       $ 276
                                                      =====       =====

Supplemental Disclosures of Cash Flow Information:
-------------------------------------------------

Cash paid during the year for:
  Interest                                            $ 203       $ 172
                                                      =====       =====

Supplemental Schedule of Non-cash Investing and Financing
Activities

     Dividends on the Company's preferred stock were accrued in the amount of $138 in 2002 and 2001. Accretion on the Company's preferred stock was accrued in the amount of $38 in 2001 and $0 in 2002. Accretion was completed during 2001.

     During the year ended September 30, 2002, the Company sold an asset held for sale for $730, paid off long term debt of $635 and received $95 in cash.

     During the year ended September 30, 2001, transportation equipment with a cost of $1,435 was financed through long term debt.

     The accompanying notes are an integral part of these consolidated statements.



NOTE A - NATURE OF BUSINESS

     b-Fast Corp. (the "Company" or "b-Fast"), supplies ground support services for general aviation aircraft at one airport located in Harrisburg, Pennsylvania, with its facility more commonly referred to as a "Fixed Base Operation" or "FBO." b-Fast provides on demand "line services" for the general aviation fleet that includes the fueling, ground handling and storage of aircraft along with the subleasing of hangar space to tenants. In conjunction with its general aviation activities, b-Fast also provides, on a contractual basis, ground support services for commercial activities, which primarily include fueling and de-icing.

     As discussed below in Note B - Significant Transactions, the
Company has entered into certain transactions involving the auto racing industry.

NOTE B - SIGNIFICANT TRANSACTIONS

     On March 11, 1999, the Company sold its FBO at Chicago's Midway Airport for $17,750. As described below, substantially all of the net proceeds were used to fund various transactions entered into by the Company and its then Chairman and Chief Executive Officer R. Ted Brant ("Brant") who died in June 2000:

     BRANT MOTORSPORTS, INC.

     During 1999 and 1998, the Company advanced monies under a line of credit agreement up to $1,800 to Brant Motorsports, Inc., ("Inc."). Inc. was formed for the purpose of promoting racecars and selling advertising. Inc. was 100% owned by Brant. The interest rate on the line of credit is prime less 1%.

     Inc. advanced a majority of the funds borrowed from the Company to Brant Racing, Inc. ("Racing"), an entity owned 100% by Brant. Racing financed an Indy car racing team during 1999 and 1998. The Company incurred significant losses during this period and curtailed operations in 1999.

     During 1999, Inc. advanced a portion of the funds borrowed from the Company as well as significant amounts borrowed from a bank to pay expenses and costs related to the development of a NASCAR racetrack project ("the
     Project"). Inc. had an exclusive option to potentially develop the project near the Pittsburgh International Airport. This option expired on December 31, 2001. Inc. is also evaluating other locations including but not limited to Youngstown, Ohio in which to potentially develop the project.

     In June 1999, Brant and the Company formed Brant Motorsports, LLC ("LLC"). Upon formation, Brant owned a 50% voting interest in LLC with the Company owning a 50% nonvoting interest. Retroactive to January 2000, Inc. transferred all of its assets, liabilities and rights relating to the Project to LLC under an assignment agreement dated October 2001.

     The net assets of Inc. were transferred to LLC because Inc. was unable to satisfy its obligations under its line of credit to the Company. The transfer offered an opportunity for the Company to maintain the possibility of collecting on the debt if certain future business activities of LLC proved to be profitable and construction of the NASCAR racetrack was successful. In return, Inc. obtained forbearance from the Company from collection on the amount outstanding under the line of credit.

     Given the significant losses incurred and the financial condition of Inc. management determined that all amounts due from Inc. under the line of credit, for interest and additional advances were not collectible. As a result, the Company charged administration costs for $1,911 during fiscal year 1999.

     In fiscal 2001 and 2000, the Company made additional advances of $111 and $127, respectively. Given the continued losses and the financial condition of Inc. management has determined that the additional advances were not collectible. As a result, the Company charged administration costs for $111 and $127, respectively, during fiscal years 2001 and 2000. The consolidated balance sheet at September 30, 2002 includes on aggregate reserve for such advances and loans to affiliates of $2,149.

     RTB/AS, L.L.C.

     In March 1999, Brant entered into an agreement to purchase a 30% ownership interest in an auto racing entity for $9,875 principally with funds received from a majority owned subsidiary of the Company. In June 1999, the Company formed RTB/AS, L.L.C. ("RTB/AS") for the purpose of making additional investments in the auto racing industry. The Company owns a 99% interest in RTB/AS and Brant owns a 1% interest with 100% voting rights. During fiscal 1999, RTB/AS advanced $9,708 to Brant. The advances were structured as a loan of $4,265 bearing interest at 8% per annum, various interest free advances totaling $1,168 and a purchase of an After Tax Economic Interest ("ATEI") for $4,275. The ATEI is defined as dividends and other distributions minus all of the applicable income taxes of Brant from his 30% ownership interest in the auto racing entity.

     RTB/AS also made additional interest free advances of $171 and $610 during 2000 and 1999, respectively, to Brant unrelated to his acquisition of an ownership interest in an auto racing entity.

     As of October 1, 2001, the Company determined that while it continues to exercise significant influence over RTB/AS, it no longer had control of RTB/AS. As a result, the Company changed its method of accounting for RTB/AS from consolidation in fiscal 2001 to the equity method in fiscal 2002. The prior year financial statements have not been restated. However, for purposes of the fiscal 2002 cash flow statement, the Company utilized a pro forma balance sheet prepared on the equity method as of September 30, 2001.

     Pro Forma Consolidated Financial Information - Unaudited:

     The accompanying consolidated statements of operations do not include any revenue or expense of RTB/AS after October 1, 2001. The pro forma results, assuming the transaction occurred October 1, 2000 are as follows:

                                                            Year ended
                                                        September 30, 2001
                                                        ------------------
     (in thousands, except per share amounts)
     Net sales                                     $2,711
                                                   ======
     Net loss applicable to common stockholders             $2,844
                                                            ======
     Basic and diluted net loss per share
       applicable to common stockholders                               $(.33)
                                                                       =====

     As described above, the Company began accounting for RTB/AS under the equity method of accounting on October 1, 2001.

NOTE C - GOING CONCERN

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

     At September 30, 2002, the Company had a working capital deficiency of $2,460 and a stockholders' deficiency of $21,971. Also, the Company incurred a net loss of $2,537 in 2002. These financial conditions of the Company raise substantial doubt about its ability to continue as a going concern. As part of management's plans, management is exploring other opportunities to acquire an FBO similar to its Harrisburg FBO. The Company is also exploring investments in other non-related businesses, including the auto racing industry.

     The Company believes that funds generated from operations, investments in and advances to affiliated entities, and existing capital reserves are insufficient to fully develop its business plan. The Company will have to raise additional funds, either through debt or equity offerings, in order to implement its business expansion and acquisition strategies. The Company has not yet engaged professional advisors for this purpose. If adequate funds are not available, the Company may be required to curtail its operations. There can be no assurance the Company can be returned to profitability or maintained as a going concern.

     As discussed in Note G - Financing Arrangements,
Note Modification, a substantial portion of the Company's outstanding debt is to Transtech Holding Company, Inc.
("Transtech"), a related party. Historically, the Company has obtained deferrals with respect to the payment of interest and principal on its debt to Transtech.

     The shareholders have authorized the issuance of additional shares of common stock, no par value, in consideration of the forgiveness by Transtech of $6,253 of indebtedness owed to Transtech by the Company. The Company currently does not have sufficient registered common stock to effect this proposal. The Company also plans to exchange the Company's Series A Cumulative Convertible Preferred Stock into Common Stock , no par value, at a rate of eight shares of Common Stock for every one share of Preferred Stock for every holder other than Transtech Holding Company, Inc., and four shares of Common Stock for every one share of Preferred Stock for Transtech. However, until the Company is current with its reporting obligations under the Securities Exchange Act of 1934, as amended ("1934 Act"), additional registered shares of common stock will not be issued and these proposals cannot be implemented. The Company plans to complete all necessary filings in order to enable the Company to effect the registration of additional shares of common stock and to be in compliance with the 1934 Act.

     The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the Company's significant accounting policies follows:

1.   Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

     Effective October 1, 2001, the Company began accounting for its investment in RTB/AS under the equity method of accounting. In years prior to fiscal 2002, this entity was consolidated (see Note B).

2.   Restricted Cash

     At September 30, 2001, restricted cash of $441 was being held in escrow for potential EPA cleanup costs related to the Company's former FBO located in Chicago, Illinois. The escrow agreement related to the EPA cleanup expired in March 2002, and $445 was returned to the Company.

3.   Inventories

     Accessories, fuel, and supplies, are stated at the lower of cost or market, with cost principally determined on a moving average unit cost basis.

4.   Property, Equipment, Depreciation and Amortization

     Property, equipment and significant improvements to existing assets are stated at cost. Depreciation is provided principally using the straight-line method over the estimated useful lives of the assets ranging from five to seven years for property and equipment at the time of acquisition. Leasehold improvements are amortized over the estimated service lives of the improvements or the remaining lives of the respective leases, whichever is shorter. Maintenance and repair costs are charged to operations as incurred.

     Depreciation and amortization amounted to $166 and $211 for the years ended September 30, 2002 and 2001, respectively.

5.   Revenue Recognition

     All revenue is recognized as goods and services are provided.


6.   Department Costs

     Departmental costs are specific expenses such as salaries, employee benefits and supplies, as well as expenditures such as rent, real estate taxes, amortization, utilities and insurance costs.

7.   Loss Per Common Share

     The Company computes net loss per share under the provisions of SFAS No. 128, "Earnings per Share" (SFAS 128), and SEC
     Staff Accounting Bulletin No. 98 (SAB 98).

     Basic net loss per share applicable to common stockholders includes no dilution and is calculated by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive net loss per share applicable to common stockholders reflects the potential dilution of securities that could share in the net loss of the Company through the exercise of stock options and the conversion of preferred stock and is computed by dividing the net loss available to common stockholders by the weighted average number of common and common equivalent shares outstanding during the period. Equivalents, including stock options and convertible preferred stock, were not included in diluted net loss per share applicable to common stockholders as their effect would be antidilutive for the years ended September 30, 2002 and 2001.

8.   Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable based on undiscounted estimated future operating cash flows. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value.

     The Company's 1975 Cessna Citation 500 airplane was sold on January 25, 2002 for $730. The net book value of the aircraft was greater than the selling price. Therefore management recognized an impairment write-down of $122 included in departmental costs for the year ended
     September 30, 2001.

9.   Financial Instruments and Credit Risk

     The carrying amounts of financial instruments including cash, customer receivables, accounts payable, and accrued expenses approximate fair value at September 30, 2002, because of the relatively short maturity of these instruments. The carrying amount of long-term debt approximates fair value because the Company's interest rates approximate current interest rates. It is impractical to determine fair value of affiliate long-term debt as the amounts are with a related party.

     The Company maintains its cash with various major financial institutions. At times cash amounts may exceed the FDIC limits. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to its cash accounts.

     The Company performs ongoing credit evaluations of customers, and generally does not require collateral. The Company maintains an allowance for losses based upon the expected collectibility of accounts receivable. During fiscal 2002, the Company had one customer that aggregated approximately 20% of net sales. During fiscal 2001 the same customer aggregated approximately 26% of net sales. As of September 30, 2002, one customer accounted for 24% and one other customer accounted for 16% of the September 30, 2002 accounts receivable balance.

10.  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

11.  Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used for income taxes. Under this method, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and the laws that are expected to be in effect when the differences reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefit, or that future deductibility is uncertain.

12.  Recent Accounting Pronouncements

     The FASB recently issued FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."
     The new guidance resolves significant implementation issues related to FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted the provisions of SFAS No. 144 as of October 1, 2001 and the adoption of SFAS No. 144 had no impact on the Company's financial position or results of operations.

     In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 146, "Accounting for Exit or Disposal Activities" SFAS
     No. 146. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and requires that a liability be recognized when it is incurred and should initially be measured and recorded at fair value. This statement is effective for exit or disposal activities that are initiated after December 31, 2002 and management does not expect the adoption to have an impact on the Company's consolidated financial position or results of operations.

     In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including
     Indirect Guarantees of Indebtedness of Others." FIN
     No. 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Under Fin No. 45 recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end.
     The adoption of FIN No. 45 is not expected to have a significant impact on the Company's consolidated financial position or results of operations.

     In January 2003, the Financial Accounting Standards Board issued Interpretation on No. 46 "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities (VIE) created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to VIE's in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN No. 46 applies to public enterprises as of the beginning of the applicable interim or annual period.
     The adoption of FIN No. 46 is not expected to have a material impact on the Company's consolidated financial position, liquidity, or results of operations.

     In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 150,
     "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement
     No. 6, Elements of Financial Statements. The remaining provision of this statement are consistent with the Board's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of this relationship established between the holder and the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Since the Company has already classified it's
     Series A Cumulative Convertible Preferred Sock outside its stockholders' deficiency section, the Company does not believe that the adoption of SFAS 150 will have a material impact upon the Company's financial statements.

NOTE E - INVESTMENT IN UNCONSOLIDATED SUBSIDIARY:

     As discussed in Note B, effective October 1, 2001, the
Company began accounting for its investment in RTB/AS under the equity method. RTB/AS's tax year end is December 31. Condensed financial information of RTB/AS is as follows:

Balance Sheets                                      As of
  (in thousands)                             September 30, 2002
                                             ------------------
Assets
Cash                                              $  461
Investments                                        2,322
Note Receivable - Member                           4,265
Advance Receivable - Member                          132
                                                  ------
     Total assets                                 $7,180
                                                  ======
Liabilities and members' equity
  Payable to Member                               $   77
Accounts Payable                                       4
Member's Capital                                   7,099
                                                  ------
     Total liabilities and members' equity        $7,180
                                                  ======

Statement of Operations                          Year ended
(in thousands)                               September 30, 2002
                                             ------------------
Revenues                                          $237
                                                  ====
Net income                                        $237
                                                  ====

NOTE F - INVENTORIES

Inventories at September 30, 2002 were comprised of:

Gycol (deicer)                                                $20

Fuel                                                            8
                                                              ---
                                                              $28
                                                              ===

NOTE G - FINANCING ARRANGEMENTS                Affiliate    Other
                                               ---------   ------

Long-Term Debt Schedule at September 30, 2002

Affiliate - Unsecured demand notes bearing
  interest at prime +2% (6.75% at
  September 30, 2002).
  (See note modification below.)                $ 7,972    $   --

Affiliate - Installment note bearing
  interest at prime (4.75% at September 30,
  2002).  Quarterly payments of $300 plus
  interest beginning October 1999, and
  is collateralized by a first priority
  interest assignment or lien on certain
  leasehold interests, equipment,
  accounts receivable, and inventory.  The
  Company has not met its scheduled payment
  obligations under this note.
  (See note modification below.)                  6,910        --

Installment note bearing interest at prime
  +1.75% (6.5% at September 30, 2002) held
  by the Company's primary fuel dealer.
  Payment is made by way of a 4.5 cents per
  gallon fuel rebate on jet fuel purchases
  with a minimum annual principal reduction
  of $45 until September 2007.
  Maurice Lawruk, Brant and their respective
  spouses have guaranteed repayment of this
  note.                                              --       130

Installment note bearing interest at prime
  - 0.5% (4.25% at September 30, 2002) to a
  finance company collateralized by a Beech
  aircraft - requiring monthly payments of
  $14 including interest, until March 2016.
  Maurice Lawruk has guaranteed repayment of
  this note.                                         --     1,356

Other                                                19         5
                                                -------    ------
                                                 14,901     1,491

Less:  Current maturities of long term debt          19       108
                                                -------    ------
Long-term debt                                  $14,882    $1,383
                                                =======    ======

     Annual maturities of long-term debt at September 30, 2002 are as follows:

 Year ending
September 30,
-------------
    2003                                                  $   127
    2004                                                   14,990
    2005                                                      108
    2006                                                       74
    2007                                                       80
 Thereafter                                                 1,013
                                                          -------
                                                          $16,392
                                                          =======

     The Company has an available line of credit of $175 due to expire on March 15, 2004, with a bank in connection with the state of Wisconsin Petroleum Environmental Cleanup Fund Act. There is $10 outstanding on the line of credit at September 30, 2002. See Note I.3 for additional environmental matters.

     The Affiliate Installment Note restricts the payment of dividends and certain other distributions on common stock unless all accrued dividends on the preferred stock are paid. Total dividends in arrears relating to series A preferred stock at September 30, 2002 is $2,180.

Note Modification

     The last note modification called for the recommencement of principal and interest payments to begin on March 20, 2003. On January 7, 2003, the Company entered into a Note Modification Agreement with an Affiliate whereby the affiliate has agreed to extend the repayment terms on the principal and all accrued but unpaid interest thereon until March 20, 2004. As a result, the principal and accrued interest on these notes has been classified as long-term obligations at September 30, 2002.

NOTE H - INCOME TAXES

     The Company has net operating loss carryforwards aggregating $21,682 at September 30, 2002 expiring through 2021. SFAS
No. 109 requires the establishment of a deferred tax asset for all deductible temporary differences including operating loss carryforwards. Because of the uncertainty that the Company will generate income in the future sufficient to fully or partially utilize these carryforwards the deferred tax asset of approximately $14,236 at September 30, 2002, is offset by a valuation allowance of the same amount. Accordingly, no deferred tax asset is reflected in these financial statements.

     The approximate income effect of each type of temporary difference is as follows:

                                                     September 30
                                                         2002
                                                     ------------
Net deferred income tax assets:
  Net operating loss carryfowards                      $ 8,673
  Accrued interest                                       2,992
  Reserves on advances to affiliates                       897
  Accruals for fuel and other taxes                        942
  Investment in subsidiary                                 911
  Other                                                   (179)
                                                      --------
                                                        14,236
  Valuation allowance                                  (14,236)
                                                      --------
  Net deferred income tax asset                       $      -
                                                      ========

     The valuation allowance increased by $1,470 during the year ended September 30, 2002.

NOTE I - COMMITMENTS AND CONTINGENT LIABILITIES

1.   Lease Commitments

     Ground operations are conducted from leased premises which include buildings and hangar facilities. The lease arrangements expire on various dates through 2007, with certain options for renewal. The terms of the leases provide for monthly payments of a fixed amount with certain escalation clauses and in Harrisburg additional variable amounts based on fuel flowage or other factors.

     Future minimum lease payments for all non-cancelable operating leases having a term in excess of one year at September 30, 2002 are as follows:

 Year ending
September 30,
    2003                                                     $156
    2004                                                      156
    2005                                                      156
    2006                                                      156
    2007                                                      105
                                                             ----
                                                             $729
                                                             ----

     Rental expenses for all operating leases for each of the years ended September 30, 2002 and 2001 were $391 and $421, respectively.

     The Company subleases office space under short-term agreements to various aviation tenants. Such sublease agreements generally provide for a minimum monthly rent and certain renewal options. Sublease rental income included in net sales was $54 and $30, for the years ended September 30, 2002 and 2001.

2.   Litigation

     b-Fast is aware of only one action pending against the Company. That matter, initiated by the taxing authority of the State of New York is discussed in more detail in the following paragraph. In addition, it is possible that there are unasserted, potential claims against the Company. Such claims may be asserted in the future. It is not uncommon for the Company to encounter litigation as a result of general business operations.

     From December 1994 through December 1996, the Company received quarterly tax assessments from the State of New York for periods from September 1991 through November 1993 ("Assessments"). The Company had ceased doing business in New York in November 1993. The assessments resulted from an audit performed in September 1994, and originally totaled approximately $1,668 including interest and penalties. The Company had recorded a charge of $1,668 for principal ($850) and interest and penalties thereon ($818) in fiscal years prior to September 30, 1999. On November 7, 2001, an Administrative Law Judge sustained the original fuel tax Assessments. Together with penalties and interest. The Company appealed this decision. On September 12, 2002, the State of New York, Tax Appeals Tribunal affirmed the Administrative Law Judge and sustained the assessment, together with penalties and interest in the amount of $2,277 in aggregate. Therefore, the Company recorded an additional expense of $610 in fiscal 2002. On January 10, 2003, the Company's period of appeals expired. The Company intends to utilize the Offer in Compromise Program established by the New York State Department of Taxation and Finance to possibly resolve the liability at a reduced amount. The Company is unable to predict if efforts at compromising the liability will be successful, and if so, what the final liability may be.

3.  Environmental Matters

     The Company's business involves the storage, handling and sale of fuel, and the provision of mechanical maintenance and refurbishing services which involve the use of hazardous chemicals. Accordingly, the Company is required to comply with federal, state and local provisions which have been enacted to regulate the discharge of material into the environment or otherwise relate to the protection of the environment.

     The Company is presently responsible for ongoing remediation of underground contamination at one previously owned location in Milwaukee, Wisconsin. At another previously owned location on the Raleigh-Durham Airport in North Carolina, the Company is one of several former operators of fuel tanks at the facility responsible for sharing remediation costs. The Company reached a settlement agreement with the airport authority there during fiscal year 1996 which limits the Company's liability to $85 with payments to the authority not to exceed $20 in any calendar year. The Company has been billed and paid $38 through September 30, 2002.

     At September 30, 2002 the Company has included in its financial statements an accrual for environmental remediation of $104. Based on estimates by the engineering firms conducting the remediation projects, the Company has sufficient reserves should any additional problems arise during remediation. The Company, in addition, is reimbursed by the Wisconsin Petroleum Environmental Cleanup Fund for substantially all remediation expenses incurred. The accrual of $104 has not been reduced by any expected future reimbursements from Wisconsin.

     Although the escrow for environmental remediation in connection with the sale of the Chicago FBO expired in March 2002 and the funds were returned, a contingent liability exists within the sales agreement. The agreement states that sellers shall pay 100% of buyers' expenses of remediation up to the first $390 and 50% of the next $390, for a maximum of $585. There have been no remediation expenses incurred to date, and the Company has no knowledge if and when any will be incurred.

NOTE J - SAVINGS PLAN

     The Company has an "Employees Tax Sheltered Retirement Plan." Employees who have completed one year with a minimum of 1000 hours of service are eligible to participate. To participate the employee must make contributions to the plan through salary reduction pursuant to Section 401(K) of the Internal Revenue Code. The Company matches contributions in an amount equal to 25% of the first 2% contributed by the employee. The Company's contributions to the plan for the years ended September 30, 2002 and 2001 were not significant.

NOTE K - CAPITAL STRUCTURE AND STOCK OPTIONS

Authorized Shares

     The Company's capital stock consists of 60,000,000 shares of common stock, no par value and 1,000,000 shares of preferred stock, as to which the Board has the power to designate the rights, terms, preferences, privileges, and ratify powers, if any, and the restrictions and qualifications of the share of each series as established. 500,000 shares have been designated as Series A Cumulative Convertible Preferred Stock.

Series A Cumulative Convertible Preferred Stock

     During fiscal 1986, the Company completed a public offering of 422,000 units, each unit consisting of one share of Series A Cumulative Convertible Preferred Stock ("Series A preferred stock") and two Common Stock Purchase Warrants ("warrants"). The warrants expired in 1990. Under the terms of the offering, the holders of the Series A preferred stock are entitled to receive cumulative cash dividends at the annual rate of $.96 per share and to preference in liquidation over common stockholders of $13.50 per share, plus accrued and unpaid dividends. Dividends are cumulative from date of issue and payable quarterly, except in certain circumstances as defined in the articles of incorporation. Under those circumstances, the Company is not required or may decline to pay such dividends. Each share of Series A preferred stock is convertible into four shares of common stock at an initial price of $3.375 per share, subject to adjustment. At the annual shareholders' meeting held on September 23, 1999, the shareholders ratified a change in the conversion rate of the Series A preferred stock. Outstanding shares of Series A preferred stock will be convertible at a rate of eight shares of common stock for each share of Series A preferred stock outstanding for all shareholders except Transtech. The conversion rate for Transtech will remain at 4 shares of common stock for each share of Series A preferred stock held.

     The Series A preferred stock is subject to mandatory redemption at the rate of 7-1/2% of the issue in each of the years 1996 through 2005, with the remainder to be redeemed on August 1, 2006. The mandatory redemption price is $13.50 per share plus accrued and unpaid dividends. The excess of the mandatory redemption price over the net proceeds received by the Company is accreted during the period in which the stock is outstanding. Periodic accretion based on the interest method was charged to additional paid-in capital. The stock became fully accreted during 2001. The first redemption was due on August 1, 1996, but no redemption was made. The Louisiana Business Corporation Law provides that a corporation may redeem shares of its capital stock subject to redemption out of surplus or stated capital so long as any such redemption would not reduce stated capital below the aggregate allocated value of issued shares remaining after the redemption and so long as sufficient net assets remain to satisfy amounts payable upon liquidation with respect to any remaining issued shares having a preferential right to participate in assets upon liquidation. Also, the terms of the issue state that the Company may not redeem any shares unless full accrued dividends have been paid on all outstanding shares, and also, if such redemption would reduce working capital below $9,000 or cash below $1,500. At September 30, 2002, the Company had accrued and unpaid dividends totaling $2,180 ($15.12 per share), a working capital deficiency of $2,460, and a cash balance of $148. The accrued and unpaid dividends on the series A preferred stock are included in Redeemable Preferred Stock. No dividends were paid in 2002 or 2001. The Company's obligation to redeem shall be cumulative.

     The Company has the option, subject to payment of full dividends, to redeem the Series A preferred stock in whole or in part at $13.50 per share for the year ended August 1, 1994 and thereafter.

     At September 30, 2002, the Company has reserved
739,320 shares of common stock for the conversion of outstanding
Series A preferred stock.

     The following is a schedule of the changes in Redeemable
Preferred Stock for the years ended September 2002 and 2001.

                                                Series A
                                                 Shares    Amount
                                                --------   ------
Balance September 30, 2000                       144,185   $3,811
Accretion of Series A
  Preferred Stock                                      -       38
Dividends                                              -      138
                                                 -------   ------
Balance September 30, 2001                       144,185    3,987
Dividends                                              -      138
                                                 -------   ------
Balance September 30, 2002                       144,185   $4,125
                                                 =======   ======

Stock Options

     The Company adopted a Stock Option Plan in September 1989 to extend for a period of ten years. The options and related stock appreciation rights granted under this plan generally vested over three years and expired 10 years after granting. At
September 30, 2001, fully vested options exercisable totaled 20,000 with an average exercise price of $0.16 per share. The plan terminated in September 1999 since no action was taken by the Board of Directors to extend it. The 20,000 options expired in September 2002 under the 10-year rule, and there are no outstanding options remaining at September 30, 2002.

NOTE L - RELATED PARTIES

     In May 1994 Triton Energy Corporation (Triton) sold the majority of its equity in the Company to Transtech. (See Note G, Long Term Debt-Affiliate.) At September 30, 2002, Transtech owned 51.9% of the Company's common stock and 71.8% of the Company's preferred stock. The Company is also indebted to Transtech in the amount of $14,882, at September 30, 2002, in the form of notes that were purchased from Triton. During fiscal 2002, the Company made no payments of the loans, and $883 of interest expense was recorded against these loans of which none was paid. During fiscal year 2001 the Company made no payments of the demand loans, and $1,351 of interest expense was recorded against these loans of which none was paid. At September 30, 2002, the Company has $7,480 of accrued interest due to Transtech recorded on the balance sheet.

     In prior years, Transportech, Inc. (Transportech), a wholly-owned subsidiary of Transtech, advanced the Company $123. The unpaid balance at September 30, 2002 was $19.

     In July 1996 the Company purchased a 1975 Cessna Citation 500 aircraft owned by Brant for $708. As part of the purchase agreement the Company made monthly payments directly to Cessna Corporation (Cessna) on behalf of Brant on the existing loan. In August 1997 one of the airplane's engines required an overhaul, which cost $240. Mr. Brant increased the note with Cessna by $200 and personally paid the additional $40, with the $240 being charged to a fixed asset account. In January 2002 the Company sold the aircraft and paid the loan in full.

     The Company periodically used an aircraft owned by Valley Air Services, Inc. (Valley Air) for travel by its employees, primarily management. Valley Air billed the Company an hourly rate based on flight time. The President and Chief Executive Officer of Valley Air was Brant. After the death of Brant, his position was assumed by Maurice Lawruk. The Company was billed $0 and $32, respectively, for use of the aircraft during fiscal 2002 and 2001. The aircraft has not been used since March 2001.

     In January 2002, Adkins loaned the Company $75, interest free. The Company repaid the loan in February 2002.

     As of September 30, 2002, the Company has a payable to RTB/AS in the amount of $132 included on the balance sheet in accrued expenses-other.

     RTB/AS recorded $252 of interest income in fiscal 2002 related to a note receivable from Mrs. Brant. The balance of the note receivable as of September 30, 2002 was $4,265.

     See Note B - Significant Transactions and Note G - Financing
Arrangements for additional related party transactions.

NOTE M - SUBSEQUENT EVENTS

     After Brant's death on June 28, 2000, his 30% ownership in the auto racing entity became part of his estate. By
December 2002, the estate was settled and the ownership was transferred to his widow, Mrs. Brant. In April 2003, Mrs. Brant sold 24% of her ownership in the auto racing entity plus an option on an additional 15%. Relating to this sale, RTB/AS received $2,747 on May 1, 2003, with $1,008 of that total being a principal payment on the $4,265 note receivable from Mrs. Brant.